Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-196627) on Form S-3 pertaining to a shelf registration statement and Registration Statement (No. 333-198483) on Form S-8 pertaining to the Independent Bank 401(k) Profit Sharing Plan of our report dated February 25, 2016, relating to our audit of the consolidated financial statements of Independent Bank Group, Inc. , which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Independent Bank Group, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

Dallas, Texas
February 25, 2016